UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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REACHLOCAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 29, 2011

Dear Stockholder:

You are cordially invited to join us at the 2011 Annual Meeting of Stockholders of ReachLocal, Inc., which will be held at 9:00 a.m. (PDT) on June 15, 2011 at the Millennium Biltmore Hotel Los Angeles, 506 South Grand Avenue, Los Angeles, California 90071.

At the meeting, we will ask our stockholders to vote on proposals to elect a director to serve for a three year term and to ratify the audit committee’s appointment of our independent registered public accounting firm for the current fiscal year. We will also ask our stockholders to make advisory votes on the compensation of our named executive officers (the “say-on-pay vote”) and the frequency with which future say-on-pay votes will be subject to stockholder vote (the “frequency vote”).

Your board of directors unanimously believes that election of its nominee to serve as a director, ratification of the audit committee’s selection of independent registered public accounting firm, approval of the say-on-pay vote, and a triennial vote with respect to the frequency vote, are in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” the nominee for director named in the proxy statement, a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, a vote “FOR” the advisory say-on-pay vote and a vote for “THREE YEARS” with respect to the advisory frequency vote.

We hope that you will take this opportunity to participate in the affairs of your company. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting. Additional information about voting your shares is included in the proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Alan Salzman Chairman of the Board of Directors	Zorik Gordon President and Chief Executive Officer

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600

Woodland Hills, California 91367

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 15, 2011

To the Stockholders of ReachLocal, Inc.:

The Annual Meeting of Stockholders of ReachLocal, Inc., a Delaware corporation, will be held on June 15, 2011, at the Millennium Biltmore Hotel Los Angeles, 506 South Grand Avenue, Los Angeles, California 90071, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.	The election of a director to the Board to serve until the 2014 annual meeting of stockholders and until his successor has been duly elected and qualified;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	An advisory vote on the compensation of our named executive officers as presented in this proxy statement (the “say-on-pay vote”);

4.	An advisory vote on the frequency of future say-on-pay votes; and

5.	The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 21, 2011 will be entitled to notice of and to vote at the meeting and any continuations, adjournments or postponements thereof. A list of stockholders eligible to vote at the ReachLocal annual meeting will be available for inspection at the annual meeting, and at the executive offices of ReachLocal during regular business hours for a period of no less than ten days prior to the annual meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is important to us and we hope that you will take this opportunity to participate in the affairs of your company. Whether or not you plan to attend the meeting, we urge you to read the accompanying materials regarding matters to be voted on at the Annual Meeting and use the proxy card and instructions to submit your vote by proxy. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the Annual Meeting. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from such broker, bank or other nominee.

You may revoke your proxy delivered pursuant to this solicitation at any time prior to the Annual Meeting. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. We look forward to your participation.

By Order of the Board of Directors

ADAM F. WERGELES

Secretary

Dated: April 29, 2011

i

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600

Woodland Hills, California 91367

Your proxy is solicited on behalf of the board of directors (the “Board”) of ReachLocal, Inc., a Delaware corporation (“ReachLocal,” “we,” “us,” “our” or “the company”), for use at our 2011 annual meeting of stockholders to be held on Wednesday, June 15, 2011, at 9:00 a.m. PDT, at the Millennium Biltmore Hotel Los Angeles, 506 South Grand Avenue, Los Angeles, California 90071, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. This proxy statement is first being released to stockholders on or about April 29, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2011

The following proxy materials are available for review at http://investors.reachlocal.com/annuals.cfm.

•	our 2011 proxy statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You have been sent this proxy statement because you were a stockholder, or held ReachLocal stock through a broker, bank or other third party, at the close of business on April 21, 2011, which is the record date for stockholders entitled to vote at the Annual Meeting.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of a director to the Board to serve until the 2014 annual meeting of stockholders and until his successor has been duly elected and qualified;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	An advisory vote on the compensation of our named executive officers as described in this proxy statement (the “say-on-pay vote”);

4.	An advisory vote on the frequency of future say-on-pay votes (the “frequency vote”); and

5.	The transaction of any other business that may properly come before the meeting or any continuations, adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board unanimously believes that election of its nominee to serve as a director, ratification of the audit committee’s selection of independent registered public accounting firm, approval of the say-on-pay vote, and a triennial vote with respect to the frequency vote are in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” the nominee for director named in the proxy statement, a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants, a vote “FOR” the advisory say-on-pay vote and a vote for “THREE YEARS” with respect to the advisory frequency vote.

Who is entitled to vote at the Annual Meeting?

We have set April 21, 2011 as the record date for this year’s Annual Meeting. All stockholders who owned our stock at the close of business on the record date are entitled to this notice and to vote at the Annual Meeting and any adjournments or postponements thereof.

As of the record date, there were 28,875,860 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the record date.

How do I vote my shares?

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

The Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on June 14, 2011. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

What happens if I vote my shares by proxy?

If you properly fill in your proxy card and send it to us in time to vote, or vote your shares by telephone or Internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

•	Shares will be voted “FOR” the individual nominated to serve as a director;

•	Shares will be voted “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	Shares will be voted “FOR” the advisory say-on-pay vote; and

•	Shares will be voted for every “THREE YEARS” with respect to the advisory frequency vote.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by giving a proxy pursuant to this solicitation, you may revoke or change your proxy instructions at any time prior to the casting of votes at the Annual Meeting by taking any of the following actions:

1)	Execute and submit a new proxy card;

2)	Submit new voting instructions through telephonic or Internet voting, if available to you;

3)	Notify Adam F. Wergeles, Secretary of ReachLocal, in writing that you wish to revoke your proxy; or

4)	Attend the Annual Meeting and vote your shares in person.

Attending the Annual Meeting in person will not automatically revoke your proxy.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Who pays for the proxy solicitation and how will ReachLocal solicit votes?

We pay all costs associated with the solicitation of proxies represented by the enclosed proxy card. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by us on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail. Proxies may be solicited on our behalf by any of our directors, officers or employees. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $5,000 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the record date and entitled to vote. In accordance with our Amended and Restated Bylaws (the “Bylaws”), and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. As members of the New York Stock Exchange, most banks, brokers or other nominees are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present and will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and, therefore, would not be taken into account in determining the outcome of the non-routine proposal. For this Annual Meeting, only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals 1 (election of directors), 3 (say-on-pay vote) and 4 (frequency vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 — Election of Director	Plurality of Votes Cast and Present in Person or Represented by Proxy	NO

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3 — Advisory Vote on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Detailed information regarding each of the proposals to be presented at the 2011 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2012 annual meeting, are presented on the following pages. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors and other matters can be found starting at page 6.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Whom can I contact for assistance?

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact Adam F. Wergeles at 818-274-0260 or write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our periodic reports on Form 10-Q and Form 8-K.

OWNERSHIP OF THE COMPANY

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of April 21, 2011 by:

•	each person who we believe beneficially owns more than 5% of our common stock based on our records and our review of Securities and Exchange (“SEC”) filings;

•	our directors, director nominee and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options or warrants the person holds which are exercisable or exercisable within 60 days of April 21, 2011 and that no other persons exercised any of their options or warrants.

Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe, based on the information furnished to us, that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

Except as otherwise indicated, the business address for each of the following persons is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

	Common Stock Beneficially Owned as of April 21, 2011
	Number of Shares	Percent
Greater Than 5% Stockholders:
Entities affiliated with VantagePoint Venture Partners (1)	12,671,658	43.88%
Entities affiliated with Rho Ventures (2)	3,408,898	11.81%
FMR LLC (3)	2,154,563	7.46%
Crossover Fund LTD (4)	1,596,943	5.53%

Directors and Named Executive Officers:
Zorik Gordon (5)	1,949,287	6.75%
Michael Kline (6)	592,254	2.05%
Nathan Hanks (7)	909,232	3.15%
Ross G. Landsbaum (8)	247,033	*
Jeffrey L. Hagins (9)	25,203	*
Alex Hawkinson (10)	80,381	*
David Carlick (11)	75,000	*
Robert Dykes (12)	190,100	*
James Geiger (13)	102,100	*
Habib Kairouz (14)	3,408,898	11.81%
Alan Salzman (15)	12,672,001	43.88%
Jason Whitt (16)	64,583	*
Directors and Officers as a Group (17 persons) (17)	21,038,768	72.86%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Includes 1,970 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q): L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 75,000 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 21, 2011, and 54,167 shares subject to options held by Mr. Whitt that are exercisable within 60 days of April 21, 2011. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares. Mr. Salzman and Mr. Whitt disclaim beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Venture Partners, except to the extent of their pecuniary interests therein. The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(2)	Includes 3,063,033 shares held by Rho Ventures V, L.P., 268,933 shares held by Rho Ventures V Affiliates, L.L.C., 1,932 shares held by Mr. Kairouz and 75,000 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of April 21, 2011. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures. Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and managing members of the managing member of Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities. Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.
(3)	The 2,154,563 shares shown as beneficially owned are as reported by FMR LLC (“FMR”) in a Schedule 13G filed with the SEC and dated February 14, 2011. Includes 2,149,263 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its acting as an investment advisor to various investment companies (the “Funds”). FMR and Edward C. Johnson 3d, Chairman of FMR, through FMR’s control of Fidelity, and the Funds each has sole power to dispose of the 2,149,263 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 5,300 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 5,300 shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(4)	Consists of 1,596,943 shares held by the Crossover Fund Ltd. (“Crossover”). The address of Crossover is c/o Walkers Corporate Serves Ltd, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.
(5)	Consists of 1,617,520 shares held by the Gordon Family Revocable Trust, 100 shares held by Mr. Gordon and 331,667 shares subject to options that are exercisable within 60 days of April 21, 2011.
(6)	Includes 175,083 shares subject to options that are exercisable within 60 days of April 21, 2011.
(7)	Consists of 223,722 shares held by Digital Media Distribution, LLC, of which Nathan Hanks is the Managing Director, 207,500 shares held by Mr. Hanks and 478,010 shares subject to options that are exercisable within 60 days of April 21, 2011.
(8)	Includes 247,033 shares subject to options that are exercisable within 60 days of April 21, 2011.
(9)	Consists of 9,702 shares held by Mural Ventures Corporation (“Mural”), 6,126 shares held by Mr. Hagins and 9,375 shares subject to options that are exercisable within 60 days of April 21, 2011. Mr. Hagins is a director and an owner of approximately 13% of Mural’s capital stock. Mr. Hagins disclaims beneficial ownership with respect to all shares beneficially owned by Mural, except to the extent of his pecuniary interests therein.
(10)

Consists of 9,702 shares held by Mural, 45,679 shares held by Mr. Hawkinson and 25,000 shares subject to options that are exercisable within 60 days of April 21, 2011. Mr. Hawkinson is a director and the majority stockholder of Mural’s capital stock. Mr. Hawkinson disclaims beneficial ownership with respect to all shares beneficially owned by Mural, except to the extent of his pecuniary interests therein.
(11)	Consists of 75,000 shares subject to options that are exercisable within 60 days of April 21, 2011.
(12)	Consists of 115,100 shares held by the Robert R.B. Dykes Trust, and 75,000 shares subject to options that are exercisable within 60 days of April 21, 2011.
(13)	Includes 75,000 shares subject to options that are exercisable within 60 days of April 21, 2011.
(14)	Includes 3,063,033 shares held by Rho Ventures V, L.P., 268,933 shares held by Rho Ventures V Affiliates, L.L.C., 1,932 shares held by Mr. Kairouz and 75,000 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of April 21, 2011. Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and managing members of the managing member of Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities. Mr. Kairouz disclaims beneficial ownership with respect to all shares beneficially owned by entities affiliated with Rho Ventures, except to the extent of his pecuniary interests therein. The address of the entities and Mr. Kairouz is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.
(15)	Includes 1,970 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q): L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 343 shares held by Mr. Salzman, 75,000 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 21, 2011, and 54,167 shares subject to options held by Mr. Whitt that are exercisable within 60 days of April 21, 2011. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares. Mr. Salzman disclaims beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Venture Partners, except to the extent of his pecuniary interests therein. The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(16)	Consists of 64,583 shares subject to options held by Mr. Whitt, one of our directors until April 4, 2011, that are exercisable within 60 days of April 21, 2011. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and has voting and investment power over 54,167 shares subject to these options. Mr. Whitt disclaims beneficial ownership with respect to such shares, except to the extent of his respective pecuniary interests therein. As discussed elsewhere herein, Mr. Whitt, whose term would have otherwise expired at the Annual Meeting, resigned from our Board to take a position as our Senior Vice President, Corporate Development, effective as of April 4, 2011.
(17)	Includes an aggregate of 2,075,381 shares subject to options that are exercisable within 60 days of April 21, 2011 that are held by our directors and officers as a group.

CORPORATE GOVERNANCE

Composition of the Board

Our Board has adopted corporate governance guidelines to establish the company’s overall governance practices. These guidelines can be found in the corporate governance section of our website at http://www.reachlocal.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. The Board does not believe that its members should be prohibited from serving on boards of other organizations. In accordance with the corporate governance guidelines, however, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director, and the nominating and corporate governance committee takes into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to our company’s stockholders.

Mr. Gordon serves as our Chief Executive Officer and is compensated for his position as an executive. He receives no additional compensation for his service on the Board. Directors who are not also employees, the non-employee directors, are compensated for their services as described under “2010 Director Compensation” below.

Board Leadership Structure and Risk Oversight

At present, the Chair position for the Board is separate from the Chief Executive Officer position. In December 2009, in light of Mr. Salzman’s past and continuing leadership on the Board, and in recognition of his affiliation with our largest stockholder, our Board appointed Mr. Salzman as non-executive Chairman of the Board. In making this decision, our Board did not make a general determination that separation of the roles of Chairman and CEO is necessarily a better or more effective Board leadership structure for our company. Rather, based on the historical relationships among our directors and the contemplated make-up of our Board in the near-term, as well as the near-term growth opportunities for our company and the correlative demands on senior management time, our Board determined that appointing Mr. Salzman as non-executive Chairman would produce the best Board leadership structure for our company and our stockholders.

Our Board currently has five independent members and only one non-independent member, the Chief Executive Officer. Until recently our Board consisted of seven members; however, Mr. Whitt, whose term otherwise would have expired at the Annual Meeting, resigned to take a position as our Senior Vice President, Corporate Development, effective as of April 4, 2011. The nominating and corporate governance committee, in conjunction with the full Board, is set to initiate a search for a new independent director. For additional information regarding the search for an additional independent director, see “Proposal 1—Election of Directors—Board Structure” below.

A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under The Nasdaq Global Select Market (“Nasdaq”) standards. This includes Mr. Kairouz, who served on our audit committee until April 8, 2011 and who is considered independent under Nasdaq standards even though his affiliation with Rho Capital Partners prevents him from satisfying the additional independence requirements under applicable federal securities laws applicable solely to service on the audit committee. Mr. Kairouz resigned from the audit committee as of April 9, 2011 although he will continue to serve as a member of our Board and, effective April 9, 2011, as a member of the nominating and corporate governance committee. Effective April 9, 2011, Mr. Geiger resigned from the nominating and corporate governance committee and became a member of the audit committee. Our Board has determined that Mr. Geiger satisfies the independence requirements under applicable federal securities laws applicable to service on the audit committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our company and our stockholders.

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, each of our three standing Board committees supports our Board in discharging its oversight duties and addresses risks inherent in its respective area. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. The audit committee has received periodic reports from management with regard to these types of risks and going forward, we expect that the nominating and corporate governance committee will receive periodic reports from management regarding our assessment of such risks. While the Board oversees our risk management, Company management is responsible for day-to-day risk management processes. Our Board expects Company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is intended to incentivize and reward growth in revenue, EBITDA and adjusted EBITDA, among other metrics. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

In accordance with Nasdaq standards and ReachLocal’s corporate governance guidelines, our Board has determined that the nominee for election to the Board at the Annual Meeting and all continuing directors, other than Mr. Gordon, are independent under Nasdaq standards. In making this determination, the Board considered all relationships between us and each director and each director’s family members.

Board Meetings

Our Board held eight meetings during fiscal year 2010. During fiscal year 2010, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. The Chairman of the Board, Mr. Salzman, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. The Board frequently meets in executive session without management or other employees present. The Chairman of the Board presides over these meetings. We encourage all of our directors and nominee for director to attend our Annual Meeting of stockholders. This will be our first Annual Meeting of stockholders as a public company.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charter of each of these committees please visit the corporate governance section of our website at http://www.reachlocal.com. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Alan Salzman		C	**
David Carlick	**		C
Robert Dykes	C	**
James Geiger (1)	**		**
Habib Kairouz (2)		**

**	Member
“C”	Chairperson
(1)	Mr. Geiger became a member of our audit committee effective as of April 9, 2011, replacing Mr. Kairouz, and concurrently resigned from our nominating and corporate governance committee.
(2)	Mr. Kairouz became a member of our nominating and corporate governance committee effective as of April 9, 2011, replacing Mr. Geiger, and concurrently resigned from our audit committee.

Audit Committee

We have an audit committee that has responsibility for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements;

•	appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

•

discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

The current members of our audit committee are Messrs. Carlick, Dykes and Geiger with Mr. Dykes serving as the committee’s chair. All members of our audit committee meet the requirements for financial literacy, and the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of Nasdaq. Our Board has determined that Mr. Dykes is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. The audit committee met six times during fiscal 2010. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the audit committee charter is available in the corporate governance section of our website at http://www.reachlocal.com.

Mr. Geiger became a member of our audit committee as of April 9, 2011 replacing Mr. Kairouz and was not a member of the audit committee at the time of its approval of the audit committee report included in this proxy statement. At the time of the audit committee’s approval of its report included in this proxy statement, Messrs. Kairouz, Carlick and Dykes were the members of the audit committee.

Compensation Committee

We have a compensation committee that has responsibility for, among other things:

•	reviewing management and employee compensation policies, plans and programs;

•	monitoring performance and compensation of our executive officers and other key employees;

•	preparing recommendations and periodic reports to our Board concerning these matters; and

•	administering our equity incentive plans.

The members of our compensation committee are Messrs. Carlick, Geiger and Salzman with Mr. Carlick serving as the committee’s chair. All of the members of our compensation committee are non-employee directors, as defined in Rule 16b-3 of the Exchange Act, and outside directors as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfy the independence requirements of Nasdaq. The compensation committee met nine times during fiscal 2010. A copy of the compensation committee’s charter is available in the corporate governance section of our website at http://www.reachlocal.com.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things:

•	recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board;

•	considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and

•	considering and recommending to our Board other actions relating to corporate governance.

The members of our nominating and corporate governance committee are Messrs. Salzman, Dykes and Kairouz, with Mr. Salzman serving as the committee’s chair. All members of our nominating and corporate governance committee meet the independence requirements of Nasdaq. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in our company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of our company’s operations and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. A copy of the nominating and corporate governance committee charter is available in the corporate governance section of our website at http://www.reachlocal.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made.

Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. As set forth in our Bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which can be obtained, without charge, by contacting Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2011 annual meeting.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-employee directors, by sending a letter to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Our Secretary will submit all correspondence to the Chairman of our Board and to any specific director to whom the correspondence is directed.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of our Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available in the corporate governance section of our website at http://www.reachlocal.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available under the corporate governance section of our website at http://www.reachlocal.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management ReachLocal’s audited financial statements as of and for the fiscal year ended December 31, 2010.

The audit committee has discussed with Grant Thornton LLP, our company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence from us. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is seeking ratification of such selection by the stockholders.

Audit Committee of the Board

Robert Dykes (Chair)

David Carlick

Habib Kairouz

AUDIT MATTERS

Independent Public Accountants

The audit committee approved all audit services provided by Grant Thornton LLP during the 2009 and 2010 fiscal years. The total fees paid or payable to Grant Thornton LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$824,790	$1,533,640
Audit-Related Fees	19,440	—
Tax Fees	—	—
All Other Fees	43,579	41,470

Total	$887,809	$1,575,110

Audit Fees

This category includes fees during the 2010 and 2009 fiscal years incurred for the audits of the our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, comfort letter consents and other matters related to the SEC.

Audit-Related Fees

This category includes fees associated with agreed upon procedures related to the computation of our underclassmen expense.

Tax Fees

For the fiscal years ended December 31, 2010 and 2009, there were no fees billed by Grant Thornton LLP for professional services rendered under “Tax Fees” above.

All Other Fees

Other fees include professional services related to due diligence services performed by Grant Thornton LLP in connection with acquisitions by our company, as well as access to online accounting research software applications and data.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in our company’s charter of the audit committee and available on our website.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence as the independent registered public accounting firm of ReachLocal’s consolidated financial statements and concluded that they were.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our executive officers as of April 21, 2011:

Name	Age	Position
Zorik Gordon	39	President and Chief Executive Officer, Director
Michael Kline	44	Chief Operating Officer
Nathan Hanks	37	Chief Distribution Officer
Robert Wright	33	Executive Vice President and General Manager, ReachLocal Xchange
Ross G. Landsbaum	48	Chief Financial Officer
Adam F. Wergeles	45	General Counsel, Secretary
Jeffrey L. Hagins	47	Chief Technology Officer
Alex Hawkinson	38	Chief Product Officer
John Mazur	40	Chief Executive Officer/Managing Director, ReachLocal UK Limited
Steven Power	38	Executive Vice President, Global Sales Operations
Chris Powell	39	Senior Vice President, Corporate Controller and Chief Accounting Officer

Zorik Gordon, one of our founders, has served as our President and Chief Executive Officer, as well as a member of our Board, since 2003. For additional information regarding Mr. Gordon, see “Proposal 1—Election of Directors—Director Biographical Information—Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders.”

Michael Kline, one of our founders, has served as our Chief Operating Officer since 2003. Mr. Kline served as Vice President, Product Development at WorldWinner from 2002 to 2003. From 2001 to 2002, Mr. Kline served as Senior Manager, Media & Entertainment, at Deloitte Consulting, and from 1999 to 2000 he served as Senior Vice President of Strategy & Product Development for AdStar.com, a provider of advertisement management solutions. Mr. Kline previously founded Recycler.com, a provider of online classified advertisements, and served as its General Manager from 1995 to 1998. Mr. Kline holds a Bachelor of Arts degree in literature from Harvard College.

Nathan Hanks, one of our founders, has served as our Chief Distribution Officer since 2004. From 1999 to 2004, Mr. Hanks held various positions at CDI Corporation, a provider of outsourcing solutions and professional staffing, most recently as Vice President, SAP Services. Prior to that, he founded and operated a number of companies from 1996 to 1999 with a focus on the retail industry. Mr. Hanks holds a Bachelor of Arts in Political Science from the University of Louisiana at Lafayette and a Master of Business Administration from Centenary College.

Robert Wright, one of our founders, served as our Vice President, Business Development from 2003 to 2007 and has served as our Executive Vice President and General Manager, ReachLocal Xchange, since 2008. From 2001 to 2003, Mr. Wright served as Director, Business Development for WorldWinner and from 2000 to 2001 he served as Director, Business Development for LineUp Technologies, a streaming media syndication company. Mr. Wright holds a Bachelor of Arts in Business Administration from Western State College of Colorado.

Ross G. Landsbaum has served as our Chief Financial Officer since 2008. Prior to joining us, Mr. Landsbaum held various executive positions at MacAndrews and Forbes’ Panavision, a service provider to the motion picture and television industries, including Chief Financial Officer from 2005 to 2007 and Chief Operating Officer in 2007. Prior to Panavision, Mr. Landsbaum served as Executive Vice President, Finance and Operations and Chief Financial Officer for Miramax Films, the art-house and independent film division of The Walt Disney Company, from 2001 to 2005. Prior to that, he served in various capacities, including as the Chief Financial Officer at Spelling Entertainment Group, a diversified entertainment concern, and in various capacities at Arthur Andersen. Mr. Landsbaum holds a Master of Accounting and a Bachelor of Science in Accounting from the University of Southern California.

Adam F. Wergeles has served as our General Counsel since 2007 and currently serves as our Secretary. From 2003 to 2007, Mr. Wergeles served as Chief Legal Officer for Connexus Corporation, an online media company. Before Connexus Corporation, Mr. Wergeles served as Vice President, Operations for Kaplan’s Concord Law School, a provider of online legal education, from 2001 to 2003. From 1999 to 2001, Mr. Wergeles served as General Counsel and Corporate Secretary for Quisic Corporation, an e-learning company. Mr. Wergeles holds a Juris Doctor degree from the University of Southern California Law School and a Bachelor of Arts from Hamilton College.

Jeffrey L. Hagins has served as our Chief Technology Officer since October 2010. From February 2010 to October 2010, he served as Vice President, Engineering, Digital Presence. Prior to joining us, from 2008 to 2010, Mr. Hagins served as the Chief Technology Officer for SMB:LIVE, a developer of digital presence and reputation management solutions for SMBs. Mr. Hagins currently serves as a director of Mural Ventures Corporation, a privately held strategic consulting firm that specializes in helping software companies market software as a service. From 2005 to 2008, he served as Partner and Chief Technology Officer for Mural Ventures, Inc. and from 2005 to 2007, as a Managing Partner for Mural Consulting, LLC. Mr. Hagins holds a Bachelor of Science degree in computer science and management science from Texas Tech University.

Alex Hawkinson has served as our Chief Product Officer, since 2011. From 2010 to 2011, he served as our General Manager, Digital Presence. Prior to that, from 2005 to 2010, Mr. Hawkinson served as Chairman and, beginning in 2009, as Chief Executive Officer of SMB:LIVE, a developer of digital presence and reputation management solutions for SMBs. From 2002 to 2005, Mr. Hawkinson served as Chief Executive Officer of Apptix Corporation, a provider of hosted messaging and collaboration solutions for SMBs. Mr. Hawkinson currently serves as a director of Mural Ventures Corporation, a privately held strategic consulting firm that specializes in helping software companies market software as a service. Mr. Hawkinson holds a Bachelor of Science degree in cognitive science from Carnegie Mellon University.

John Mazur has served as our Chief Executive Officer, ReachLocal UK Limited, since 2007. Prior to joining us, Mr. Mazur served as Chief Marketing Officer and Senior Vice President of The Resource Group, a provider of business process outsourcing services, in 2007. From 2004 to 2007, Mr. Mazur served in various positions, including Chief Executive Officer New Local Media, at IDT, a telecommunications firm. Mr. Mazur holds a Master of Business Administration from Columbia Business School and a Bachelor of Arts from University of the Pacific.

Steven Power has served as Chief Executive Officer, ReachLocal Australia, since 2006. Prior to joining ReachLocal Australia, Mr. Power served as an executive at NetUs, a technology investment company, in 2006, and held various positions, including National Sales Director and Executive – Acquisitions & Solutions Development, at PMP, a provider of consumer insight and marketing solutions, from 2004 to 2006. Mr. Power holds both a Bachelor of Arts and a Bachelor of Commerce degree from the University of Melbourne.

Chris Powell has served as our Senior Vice President, Corporate Controller and Chief Accounting Officer since 2008. From 2006 to 2008, Mr. Powell served in various positions, including Corporate Controller and interim Chief Financial Officer at Guidance Software, a provider of computer forensics solutions. He has approximately eight years of experience in public accounting, serving as Director with the accounting firm of McGladrey and Pullen from 2004 to 2006 and as Audit Manager at PricewaterhouseCoopers from 1993 to 2000. Mr. Powell holds a Bachelor of Arts in economics and accounting from Claremont McKenna College.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act or the Exchange Act.

The compensation committee of the Board has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee of the Board

David Carlick (Chair)

James Geiger

Alan Salzman

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2010 include Zorik Gordon, Chief Executive Officer; Ross G. Landsbaum, Chief Financial Officer; Michael Kline, Chief Operating Officer; Nathan Hanks, Chief Distribution Officer; and Jeffrey Hagins, Chief Technology Officer.

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our corporate objectives and stockholder interests. It is our philosophy to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Pay for Performance

Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual performance-based bonuses and long-term equity-based compensation, typically in the form of stock options. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Performance Measures

In 2010, the compensation committee determined that it wanted to adopt a purely discretionary bonus approach for our senior officers, in contrast to the formulaic approach used in prior years. While revenue and adjusted EBITDA remained key measures in assessing performance, this new approach gave the compensation committee greater flexibility to consider other performance aspects, such as individual performance, execution against strategic initiatives and overall performance of our company as compared to new and existing competitors.

2010 Performance

When establishing the compensation for our named executive officers in 2010, our compensation committee gave significant weight to our solid operating performance which saw 44% revenue growth from 2009 to 2010, the successful completion of ReachLocal’s initial public offering in the second quarter of 2010, the successful integration of SMB:LIVE, which we acquired in February 2010, and the related roll-out of our ReachCast product, which was the most significant new product roll-out completed by ReachLocal since the roll-out of its original product suite, the expansion of our operations in the United Kingdom, the efforts taken towards opening our Germany office, which was our first foray into a non-English speaking market, and ReachLocal’s stock performance since its initial public offering. In view of the company’s success across all of these initiatives, the compensation committee determined it appropriate and reasonable to award the senior officers bonuses that were largely in line with bonuses paid for 2009.

Alignment with Stockholder Interests

We believe that our equity compensation program enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our executives and our stockholders. In addition, equity compensation acts as an important retention tool. We therefore view equity compensation as an important component of our executive compensation program. We provide long-term incentive awards to executives primarily through grants of stock options that have multi-year vesting schedules. In furtherance of our objectives of creating alignment with our stockholders and retention, all of our named executive officers received stock option grants in connection with our initial public offering. In 2010, equity-based awards represented between 49% and 70% of our named executive officers’ compensation opportunity.

Good Governance and Best Practices

In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) our compensation committee is comprised solely of independent directors, (ii) our compensation committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings, and (iii) our compensation committee meets frequently so as to be certain that it remains current with the performance of our senior team and addresses compensation matters in a timely manner.

We also endeavor to structure our executive compensation program in a manner that reflects best practices, including the following:

•	Our compensation programs limit cash severance payments to not more than twelve months’ base salary upon a termination of employment without cause or for good reason;

•	We do not provide for the payment of excise tax gross-ups on severance or other change in control payments; and

•	We maintain compensation arrangements that provide only for “double trigger” cash severance provisions.

Determination of Compensation

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee oversees our executive compensation program. In this role, our compensation committee has reviewed all compensation decisions relating to our senior executive officers and has made recommendations to our Board. Our Chief Executive Officer provides recommendations to our compensation committee and our Board with respect to salary adjustments, annual cash incentive bonus targets (if applicable) and awards and equity incentive awards for the named executive officers, excluding himself, and the other executive officers that report to him. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations, together with the market data provided by its independent compensation consultant regarding executive compensation for our executive officers, excluding himself. Prior to our initial public offering, these recommendations and market data were forwarded to our Board, which typically met in executive sessions to discuss those recommendations and to consider the compensation of our executives, including our Chief Executive Officer. Following the completion of our initial public offering, our policy has been that our compensation committee considers these recommendations in determining the compensation of the Chief Executive Officer and our other senior officers, and has the ability to increase or decrease amounts of compensation payable to our executive officers pursuant to those recommendations.

Competitive Market Data and Use of Compensation Consultants

In 2010, Frederic W. Cook & Co., or Cook, our compensation committee’s independent compensation consulting firm, advised the compensation committee on executive compensation matters in connection with our initial public offering and our 2010 executive compensation program generally. Cook compiled a peer group of companies against which to assess the three key components comprising our named executive officers’

compensation: base salary, cash bonus and equity incentives. For 2010, this peer group consisted of the following 19 publicly-traded Internet and distribution companies:

comScore	InfoSpace	Monster Worldwide	ValueClick
Constant Contact	Internet Brands	National CineMedia	Vistaprint
Dice Holdings	Marchex	NetSuite	Web.com
Digital River	MDC Partners	Omniture	Websense
GSI Commerce	MercadoLibre	RiskMetrics

Our Board and compensation committee considered peer group data, but only as one element of the compensation committee’s overall consideration of the appropriate compensation levels. Our compensation committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Although our compensation committee and Board considered Cook’s advice in considering our executive compensation program in 2010, our compensation committee and Board ultimately made their own decisions about these matters, based on the peer group analysis and their own business experience and judgment.

Compensation Philosophy

Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives. On the one hand, we recognize that the ability to excel depends on the skill, creativity, integrity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance while ensuring that the interests of the management team are both internally aligned and aligned with the interests of our stockholders. On the other hand, our executive compensation philosophy has also recognized that key and core to our success is our ability to rapidly expand the size and breadth of our direct sales force throughout the United States and overseas to create competitive barriers to entry. In that regard, a primary focus of our compensation program has been to incentivize and reward growth in revenue and adjusted EBITDA.

Compensation for our named executive officers in 2010 consisted of the elements identified in the following table:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees

Annual incentive cash compensation (bonuses)	To re-emphasize corporate and individual objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business and individual objectives are met

Equity incentive compensation	To incentivize and reward increases in stockholder value and to emphasize and reinforce our focus on team success and to assist with the attraction and retention of key employees

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served our company. As a result of our Board’s assessment of our Chief Executive Officer’s roles and responsibilities within our company, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base Salaries

Messrs. Gordon, Kline and Hanks were among the original five founders of our company. Accordingly, their compensation was initially established to reflect their positions as founding executives of a start-up company and has evolved as we have grown and new investors have joined us. In contrast, Messrs. Landsbaum and Hagins joined us in June 2008 and February 2010, respectively, and their initial compensation was the result of an arms-length negotiation at that time. Base salaries of our named executive officers are approved and reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our compensation committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

All of our named executive officers received an increase in base salary for 2010 to bring base salaries in the range of the peer group median and to reflect changes in executive responsibility levels following our initial public offering. No increases had been provided to Messrs. Gordon, Landsbaum, Kline and Hanks for 2009, in view of the uncertain direction of the economy in late 2008. However, in 2009 Mr. Hanks received an increase in base salary in connection with the restructuring of his compensation. That restructuring eliminated his commission compensation, which was the primary focus of his compensation package, in favor of a compensation package more consistent with that of our other executive officers. Mr. Hagins joined ReachLocal in February 2010 and his compensation was adjusted upon his promotion to Chief Technology Officer at the end of 2010 (for additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Jeffrey Hagins” below). The actual base salaries paid to all of our named executive officers during 2010 are set forth in the “Summary Compensation Table” below.

Cash Bonuses

In February 2010, our Board adopted an annual incentive bonus plan, which we refer to as the “Incentive Bonus Plan.” Under our Incentive Bonus Plan, employees designated by our compensation committee are eligible to receive annual discretionary bonuses.

The Incentive Bonus Plan is administered by our compensation committee. The compensation committee has the sole discretion and authority to administer and interpret the Incentive Bonus Plan, including the authority to establish bonus programs under the Incentive Bonus Plan containing such terms and conditions as our compensation committee may determine or deem appropriate in its discretion. A participant may receive a bonus payment under the Incentive Bonus Plan with respect to any period or periods of employment or performance and based upon the attainment of objective and/or subjective performance criteria established by our compensation committee, which may include a variety of financial and operational metrics, such as revenue, adjusted EBITDA, operating cash flow, product development milestones and the additional performance criteria set forth in our Amended and Restated 2008 Stock Incentive Plan.

The payment of bonuses under the Incentive Bonus Plan is made in the sole discretion of our compensation committee, and participants are required to be employees of our company or one of our subsidiaries or affiliates on the payment date. Any bonus that becomes payable under the Incentive Bonus Plan may be paid in the form of cash, shares of our common stock or a combination of both. To the extent that our compensation committee determines to pay a bonus in the form of shares of our common stock, such shares will be awarded under our Amended and Restated 2008 Stock Incentive Plan and will be subject to the terms and conditions thereof.

When determining the discretionary cash bonuses for our named executive officers in 2010, other than Mr. Hagins, our compensation committee conducted a comprehensive evaluation of corporate and individual performance in 2010. The compensation committee gave significant weight to our solid operating performance which saw 44% revenue growth from 2009 to 2010, the successful completion of ReachLocal’s initial public offering in the second quarter of 2010, the successful integration of SMB:Live, which we acquired in February 2010 and the related roll-out of our ReachCast product, which was the most significant new product roll-out completed by the ReachLocal since the roll-out of its original product suite, the expansion of our operations in the United Kingdom, the efforts taken towards opening our Germany office, which was our first foray into a non-English speaking market, and ReachLocal’s stock performance since its initial public offering. Additionally, our Chief Executive Officer conducted a subjective assessment of the individual performance and contribution of each of Messrs. Landsbaum, Kline and Hanks towards each of these achievements. The compensation committee considered this subjective assessment and similarly conducted a subjective assessment of Mr. Gordon’s individual performance and contribution towards each achievement. In view of the company’s success across all of these categories, as well as each named executive officer’s individual performance, the compensation committee determined it appropriate and reasonable to award the senior officers bonuses that were largely in line with bonuses paid for 2009.

Mr. Hagins’ 2010 bonus reflects (i) a pro rata bonus payable pursuant to his original employment letter entered into in connection with the commencement of his employment with ReachLocal and (ii) a pro rata bonus payable pursuant to his amended and restated employment letter that was executed in connection with his promotion to Chief Technology Officer. Under his original employment letter, Mr. Hagins was eligible to receive an annual bonus targeted at 20% of his annual base salary, the actual amount to be determined by the compensation committee in its discretion based on its evaluation of company and individual performance. Under his amended and restated employment letter, Mr. Hagins is eligible to receive an annual bonus targeted at $90,000, with actual payments to be determined by the compensation committee in its discretion. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Jeffrey Hagins” below. In determining Mr. Hagins’ 2010 bonus, the compensation committee considered the Company’s success in the achievements discussed above, as well as our Chief Executive Officer’s subjective assessment of Mr. Hagins’ individual performance and contributions in 2010.

The following table sets forth the actual bonuses for Messrs. Gordon, Landsbaum and Kline in the 2009 and 2010 fiscal years. Mr. Hanks was eligible to earn incentive cash compensation under a commissions-based compensation structure for half of 2009, and Mr. Hagins did not join ReachLocal until 2010:

Name	2009 Actual Bonus	2010 Actual Bonus
Zorik Gordon	$529,095	$503,000
Ross G. Landsbaum	$129,926	$117,000
Michael Kline	$352,208	$337,000

The actual bonuses paid to our named executive officers for the 2010 fiscal year are also set forth in the “Summary Compensation Table.”

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants. To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.

We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. To date, there has been no set program for the award of refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date. Prior to our initial public offering, the determination of the appropriate fair market value was made by our Board. In the absence of a public trading market, our Board considered numerous objective and subjective factors to determine its best estimate of the fair market value of our common stock as of the date of each option grant, including but not limited to, the following factors: (i) transactions in our common stock; (ii) the rights, preferences and privileges of our preferred stock relative to our common stock; (iii) our performance and stage of development; (iv) third-party valuations of our common stock; and (v) the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions.

Stock options granted after the completion of our initial public offering in May 2010 will have a per-share exercise price that is not less than the closing price of a share of our common stock on the date of grant. Stock option grants made on the date of our initial public offering had a per share exercise price equal to the offering price per share of our common stock. Initial stock option awards typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, which is typically the date of hire, and the remainder of the shares underlying the option vest in equal monthly installments over the following 36 months. We believe this vesting schedule appropriately encourages long-term employment with ReachLocal while allowing our executives to realize compensation in line with the value they have created for our stockholders. We do not currently have any formal stock ownership requirements for our named executive officers. Equity-based awards held by our named executive officers are also subject to accelerated vesting in the event of certain terminations of the named executive officer or a change in control. For more information, see “Severance and Change in Control Benefits” below.

Upon the completion of our initial public offering, we made grants of stock options and restricted stock units covering an aggregate of approximately 1,400,000 shares of our common stock, including the following grants of stock options to certain of our named executive officers. The exercise price of these stock options was equal to the offering price per share of our common stock of $13.00, and the options will vest over the four-year period beginning from the date of grant.

Executive	IPO Stock Option Grant
Zorik Gordon	200,000
Ross G. Landsbaum	80,000
Michael Kline	100,000
Nathan Hanks	100,000
Jeffrey Hagins	30,000

These stock option grants were awarded to reflect the increased expectations in our named executive officers once we become a public company, and to further align their interests to those of our stockholders. In addition, in conjunction with his promotion to Chief Technology Officer, Mr. Hagins received an additional stock option grant of 85,000 shares at an exercise price of $17.02 per share. No other equity awards were granted to these named executive officers in 2010.

Severance and Change in Control Benefits

Change in Control and Severance Policy for Senior Management

In 2008, our Board approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. In adopting this policy, our Board determined that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. The Change in Control and Severance Policy was adopted, and is maintained, to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. In the event of a change in control or a qualifying termination, an eligible participant in the policy may be entitled to receive salary continuation payments, equity award acceleration and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Currently, all of the named executive officers are eligible to participate in this plan or have rights under individual agreements substantially similar to the rights set forth in the plan. Payments under the policy are subject to the participant delivering an effective general release of claims in a form acceptable to us.

Employment Letters

As more fully described below in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Nathan Hanks,” Mr. Hanks’ current employment letter provides for certain payments and benefits upon a qualifying termination or a change in control, including salary continuation and the acceleration of certain unvested equity awards.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in 2010, and to have the amount of this reduction contributed to our 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans. Generally, we bear some portion of the costs for such plans and the employee bears some of the costs. However, for the named executive officers, except Mr. Hagins, we bear all of the costs. The incremental cost to our company related to bearing such costs for our named executive officers for 2010 is reflected in the “Summary Compensation Table.” In connection with Mr. Hagins’ relocation to Woodland Hills, California, we agreed to bear certain relocation costs in an aggregate amount up to $100,000 (for additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Jeffrey Hagins” below). Such relocation costs are reflected in the “Summary Compensation Table” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our named executive officers, other than our Chief Financial Officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Internal Revenue Code.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718 (formerly known as FASB 123(R)), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2009 and 2010:

Name and Principal Position	Year	Salary($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Zorik Gordon President and Chief Executive Officer	2010 2009	400,000 360,000	502,640 —	1,268,669 —	— 529,095	5,850 5,261		2,177,159 894,356

Ross G. Landsbaum Chief Financial Officer	2010 2009	340,000 300,000	117,000 —	507,468 —	— 129,926	5,851 4,371		970,319 434,297

Michael Kline Chief Operating Officer and Chief Product Officer	2010 2009	333,000 276,000	337,250 —	634,335 —	— 352,208	5,776 4,945		1,310,361 633,153

Nathan Hanks Chief Distribution Officer	2010 2009	333,000 198,000	337,250 —	634,335 460,652	— 988,242	5,763 393,886		1,310,678 2,040,780

Jeffrey Hagins Chief Technology Officer(3)	2010 2009	226,000 —	48,797 —	855,820 —	— —	101,610 —	(4)	1,232,227 —

(1)	Amounts represent 2010 annual cash bonuses determined by the compensation committee in its discretion.
(2)	Amounts represent the full grant date fair value of stock options granted during 2010 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to our financial statements included in our Form 10-K filed March 28, 2011.
(3)	Mr. Hagins was hired by ReachLocal in 2010.
(4)	Mr. Hagins was paid $100,000 pursuant to his employment letter to reimburse him for his relocation from Dallas, Texas to Woodland Hills, California. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Jeffrey Hagins” below.

Grants of Plan-Based Awards in 2010

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2010:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Zorik Gordon	May 20, 2010	200,000	13.00	1,268,669
Ross G. Landsbaum	May 20, 2010	80,000	13.00	507,468
Michael Kline	May 20, 2010	100,000	13.00	634,335
Nathan Hanks	May 20, 2010	100,000	13.00	634,335
Jeffrey Hagins	May 20, 2010	30,000	13.00	190,300
	October 28, 2010	85,000	17.02	665,520

(1)	Amounts represent the full grant date fair value of stock options granted during the year ended December 31, 2010 calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 9 to our financial statements included in our Form 10-K filed March 28, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letters

We have entered into employment letters with each of our named executive officers. The principal elements of these employment letters are summarized below.

Zorik Gordon

In May 2004, we entered into, and in February 2010 amended, an employment letter with Zorik Gordon, pursuant to which Mr. Gordon serves as our President and Chief Executive Officer. Under his amended employment letter, Mr. Gordon’s annual base salary effective on January 1, 2010 is $400,000. The amended employment letter provides that Mr. Gordon is eligible to participate in all pension and welfare benefit plans that our company makes available to our senior executives from time to time.

Mr. Gordon’s amended employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy. Upon the occurrence of a change in control of our company, we may elect to assign Mr. Gordon’s employment letter to the acquiring or surviving corporation.

Ross G. Landsbaum

In May 2008, we entered into an employment letter with Ross G. Landsbaum, effective June 2008, pursuant to which Mr. Landsbaum serves as our Chief Financial Officer. The employment letter provides that Mr. Landsbaum will report to our Chief Executive Officer and that all of our finance-related employees will report directly or indirectly to him. Under the employment letter, Mr. Landsbaum is entitled to receive an annual base salary of $300,000, which is subject to review on an annual basis and which was raised to $340,000 effective as of January 1, 2010. The employment letter also provides that Mr. Landsbaum is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Landsbaum is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. Pursuant to the employment letter, we paid Mr. Landsbaum $12,500 to reimburse him for reasonable attorney’s fees incurred in connection with the negotiation of his employment letter. The employment letter also provides Mr. Landsbaum with certain indemnification rights in connection with his services as a director, officer or employee of our company.

In connection with the execution of the employment letter, our Board granted Mr. Landsbaum an option to purchase 300,489 shares of our common stock at an exercise price equal to $10.91 per share. The stock option vests (i) 25% on the first anniversary of the commencement date of Mr. Landsbaum’s employment, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting. Mr. Landsbaum’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy, and that the shares subject to Mr. Landsbaum’s option may also become vested pursuant to the terms of that policy. His employment letter also provides that, if Mr. Landsbaum’s employment is terminated, other than in connection with a “change in control,” without “cause” or for “good reason” (each as defined in the Change in Control and Severance Policy) within the first 24 months following the commencement of his employment, then 25% of his unvested stock options will immediately accelerate. For further information, see “Severance and Change in Control Benefits” above.

Michael Kline

In May 2004, we entered into, and in February 2010 amended, an employment letter with Michael Kline, pursuant to which Mr. Kline serves as our Chief Operating Officer. His amended employment letter provides that Mr. Kline reports to our Chief Executive Officer. Under his amended employment letter, Mr. Kline’s annual base salary effective January 1, 2010 is $333,000. The amended employment letter provides that Mr. Kline is eligible to participate in all pension and welfare benefit plans which ReachLocal makes available to its senior executives from time to time.

Mr. Kline’s amended employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy. Upon the occurrence of a change in control of our company, we may elect to assign Mr. Kline’s employment letter to the acquiring or surviving corporation.

Nathan Hanks

In April 2005 we entered into an employment letter with Nathan Hanks, which was amended and restated effective as of May 6, 2009 and further amended in February 2010. Under the amended and restated employment letter, Mr. Hanks serves as our Chief Distribution Officer, and reports to our Chief Executive Officer.

Under the amended and restated employment letter, Mr. Hanks’ annual base salary is $333,000, effective January 1, 2010. The amended and restated employment letter further provides that Mr. Hanks is eligible to participate in any short- or long-term bonus or incentive plan that may be established from time to time by ReachLocal for its senior executives.

In connection with the May 2009 execution of the amended and restated employment letter, Mr. Hanks was granted a non-qualified stock option to purchase 220,000 shares of our common stock at an exercise price equal to $10.91 per share. Under the employment letter, the stock option vests as follows: (i) 25% on March 1, 2010, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting.

Pursuant to the amended employment letter, in 2009 ReachLocal forgave the principal amount of a loan to Mr. Hanks and paid him $142,268 to mitigate his related income tax liability, totaling approximately $390,000.

In connection with the loan forgiveness and payment, Mr. Hanks agreed to waive his rights to a retention bonus in the amount of approximately $156,000.

Under the amended employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, Mr. Hanks’ stock option granted in connection with the execution of the amended and restated employment letter will, immediately prior to the occurrence of the change in control, vest and become exercisable with respect to 25% of the then-remaining outstanding unvested shares. The remaining shares will continue to vest, if at all, to the extent provided in the option agreement.

If Mr. Hanks’ employment is terminated by us for any reason other than for “cause” or by Mr. Hanks for “good reason” (each as defined in his amended and restated employment letter), he is entitled to receive, subject to the signing of a general waiver and release of claims, (i) continuation payments of his then-current base salary for six months; (ii) payment or reimbursement of monthly COBRA premiums until the earlier of six months, the expiration of continuation coverage under COBRA, or the date on which Mr. Hanks and his covered dependents, if any, become eligible for health insurance coverage through another source; and (iii) with respect to his stock option granted in connection with the execution of the amended and restated employment letter, immediate accelerated vesting of (x) the number of shares that would otherwise have vested during the six-month period following the date of termination had Mr. Hanks remained employed by us, or (y) in the event of a termination other than for “cause” or for “good reason” within one year following a “change in control,” all shares that remain unvested as of the date of termination.

Jeffrey Hagins

In conjunction with our acquisition of SMB:Live in February 2010, Mr. Hagins executed his original employment letter with ReachLocal, which we amended and restated, effective as of September 1, 2010, in connection with his promotion to become our Chief Technology Officer. Under his original employment letter, Mr. Hagins’ annual base salary was $225,000, which was increased, effective as of September 1, 2010, to $325,000 pursuant to his amended and restated employment letter. The amended employment letter provides that Mr. Hagins is eligible to participate in all pension and welfare benefit plans that our company makes available to our senior executives from time to time.

The amended and restated employment letter provides that Mr. Hagins is eligible to receive a discretionary annual bonus targeted at $90,000. With respect to 2010, Mr. Hagins is eligible to receive an annual bonus equal to the sum of (i) a pro-rata portion of his annual bonus pursuant to his amended and restated employment letter; and (ii) a pro-rata portion of his annual bonus pursuant to this original employment letter. Under his original employment letter, Mr. Hagins was eligible to receive an annual bonus targeted at 20% of his annual base salary based on the compensation committee’s evaluation of company and individual performance.

In connection with the execution of the original employment letter, Mr. Hagins was granted an option to purchase 30,000 shares of our common stock at an exercise price equal to $13.00, our initial public offering price per share. The stock option vests as follows: (i) 25% on February 22, 2011, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with us through vesting. Additionally, in connection with his promotion, the compensation committee granted Mr. Hagins an option to purchase 85,000 shares of our common stock at an exercise price equal to $17.02 per share, the closing price of our common stock on the grant date. This stock option vests (i) 25% on October 28, 2011, and (ii) with respect to the remaining 75%, in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting.

Mr. Hagins’ amended employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2010:

	Grant Date	Option Awards
Names		Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Zorik Gordon	9/19/2008 5/20/2010	232,500 0	217,500 200,000	$10.91 13.00	9/18/2015 5/19/2017	(1) (2)

Ross G. Landsbaum	9/19/2008 5/20/2010	187,806 0	112,683 80,000	10.91 13.00	9/18/2015 5/19/2017	(2) (2)

Michael Kline	9/19/2008 5/20/2010	124,000 0	116,000 100,000	10.91 13.00	9/18/2015 5/19/2017	(1) (2)

Nathan Hanks	6/25/2007 2/1/2008 9/19/2008 4/23/2009 5/20/2010	164,260 70,834 67,083 100,833 0	7,500 29,166 72,917 119,167 100,000	1.03 9.23 10.91 10.91 13.00	6/24/2017 1/31/2018 9/18/2015 4/22/2016 5/19/2017	(2) (3) (2) (2) (2)

Jeffrey Hagins	5/20/2010 10/28/2010	0 0	30,000 85,000	13.00 17.02	5/19/2017 10/27/2017	(2) (2)

(1)	These options are scheduled to vest and become exercisable as to 20% of the option on the first anniversary of the vesting commencement date and as to the remaining 80% in monthly installments over the 48 month period thereafter.
(2)	These options are scheduled to vest and become exercisable as to 25% of the option on the first anniversary of the vesting commencement date and as to the remaining 75% in monthly installments over the 36 month period thereafter.
(3)

These options are scheduled to vest and become exercisable with respect to 1/48th of the option on the first monthly anniversary of the vesting commencement date and in equal monthly installments thereafter.

2010 Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Zorik Gordon	—	—	25,753	358,230
Ross G. Landsbaum	—	—	—	—
Michael Kline	—	—	25,753	358,230
Nathan Hanks	7,500	149,325	18,904	262,956
Jeffrey Hagins	—	—	—	—

(1)	Amounts are calculated by multiplying the number of shares acquired on exercise by the closing price of a share of our common stock on the exercise date, net of the respective exercise price.

(2)	The market value of shares with respect to awards of restricted stock that vested is calculated by multiplying the fair market value of a share of our common stock on the vesting date by the number of shares of that vested.

Potential Payments Upon Termination or Change in Control

In 2008, our Board approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. Under the terms of this policy, eligible participants are entitled to the payments and benefits described below. A participant’s right to receive payments and benefits under the Change in Control and Severance Policy is conditioned upon his or her acknowledgement and agreement that any benefits provided under the policy are in lieu of, and not in addition to, any such benefits provided under the terms of his or her individual employment letter.

Change in Control. Upon a “change in control” (as defined in the Change in Control and Severance Policy), eligible participants are entitled to accelerated vesting, immediately prior to the change in control, of 25% of their then-unvested equity awards. Remaining unvested shares will continue to vest, if at all, to the extent provided in the terms of the original award.

Change in Control and Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” (each, as defined in the Change in Control and Severance Policy) within one year following a “change in control,” eligible participants are entitled to:

•	the payment of accrued salary and vacation;

•	immediate acceleration of all unvested equity compensation; and

•

continuation payments of the eligible participant’s then-current base salary for 12 months (Mr. Gordon) or six months (all other participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Gordon) or six months (all other participants) after the date of termination.

Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” at any time other than within the one-year period following a “change in control,” eligible participants are entitled to:

•	the payment of accrued salary and vacation;

•

immediate acceleration of unvested equity awards that would have vested during the six-month period or, in the case of Mr. Gordon, the 12-month period, immediately following the date of termination; and

•

continuation payments of the eligible participant’s then-current base salary for 12 months (Mr. Gordon) or six months (all other participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Gordon) or six months (all other participants) after the date of termination.

Messrs. Gordon, Landsbaum, Kline and Hagins participate in the Change in Control and Severance Policy and Mr. Hanks, under the terms of his employment agreement, has substantially similar rights as Messrs. Landsbaum, Kline and Hagins under the policy (as more fully described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters—Nathan Hanks,” above).

Summary of Potential Payments

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2010 or in the event that a change in control of our company occurred on December 31, 2010, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Termination Without Cause or With Good Reason (No Change in Control) ($)	Termination Without Cause or With Good Reason (Within One Year After Change in Control) ($)	Change in Control (No Termination) ($)
Zorik Gordon
Cash Severance (1)	400,000	400,000	—
Continued Health Benefits (2)	17,759	17,759	—
Acceleration of Stock Options (3)	1,357,042	3,339,500	834,875
Total	1,774,801	3,757,259	834,875

Ross G. Landsbaum
Cash Severance (1)	170,000	170,000	—
Continued Health Benefits (2)	8,880	8,880	__
Acceleration of Stock Options (3)	487,767	1,566,950	391,738
Total	666,647	1,745,830	391,738

Michael Kline
Cash Severance (1)	166,500	166,500	—
Continued Health Benefits (2)	8,880	8,880	—
Acceleration of Stock Options (3)	403,146	1,735,000	433,750
Total	578,526	1,910,380	433,750

Nathan Hanks
Cash Severance (1)	166,500	166,500	—
Continued Health Benefits (2)	8,909	8,909	—
Acceleration of Stock Options (3)	434,646	1,763,500	440,875
Total	610,055	1,938,909	440,875

Jeffrey Hagins
Cash Severance (1)	162,500	162,500	—
Continued Health Benefits (2)	8,880	8,880	—
Acceleration of Stock Options (3)	—	314,750	—
Total	171,380	486,130	—

(1)	Represents the aggregate amount of base salary continuation payments to the named executive officer for the applicable severance period (12 months for Mr. Gordon and six months for the other named executive officers).
(2)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2010) for the maximum period provided in the Change in Control and Severance Policy of employment agreement, as applicable (12 months for Mr. Gordon and six months for the other named executive officers).
(3)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2010 ($19.91) and the per share exercise price of the accelerated option.

2010 DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2010:

Name (1)	Fees Earned or Paid in Cash($)		Option Awards ($)	Total ($)
Alan Salzman	40,125	(2)	—	40,125
David Carlick	49,500		—	49,500
Robert Dykes	48,000	(3)	—	48,000
James Geiger	34,500		—	34,500
Habib Kairouz	37,500	(2)	—	37,500
Jason Whitt (4)	33,000		—	33,000

(1)	Mr. Gordon, our President and Chief Executive Officer, is not included in this table as he is an employee of our company and does not receive compensation for his service as a director. All of the compensation paid to Mr. Gordon for the services he provides to us is reflected in the Summary Compensation Table.

(2)	Pursuant to our Director Stock Plan, Messrs. Salzman and Kairouz elected to receive their entire cash retainer fees earned in the third and fourth quarters of 2010 after our initial public offering on May 19, 2010 in the form of fully-vested shares of our common stock having a value equal to the amount otherwise payable in cash.

(3)	Pursuant to our Director Stock Plan, Mr. Dykes elected to receive his entire cash retainer fees earned in the third and fourth quarters of 2010 after our initial public offering on May 19, 2010 in the form of deferred shares of our common stock having a value equal to the amount otherwise payable in cash.

(4)	Mr. Whitt, whose term would have otherwise expired at the Annual Meeting, resigned from our Board to take a position as our Senior Vice President, Corporate Development, effective as of April 4, 2011.

Narrative Disclosure to Director Compensation Table

The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve as a member of our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.

Cash Compensation. In February 2010, our Board approved a non-employee director compensation program which provides for an annual retainer equal to $25,000 plus meeting fees equal to $1,500 for each in-person Board or committee meeting and $750 for each telephonic Board or committee meeting. In addition, the following annual retainers were approved for committee chairpersons:

Audit committee chair: $15,000

Compensation committee chair: $10,000

Nominating committee chair: $7,500

Equity Compensation. Under the compensation program approved by the Board in February 2010, commencing in 2011, each non-employee director will be entitled to receive an annual stock option award valued at $90,000 on the date of each annual meeting of stockholders. Annual option awards will vest over the one-year period following the grant date. Newly elected directors will not be entitled to receive an additional award upon their initial election to the Board.

In February 2010, the Board adopted our Director Stock Plan, under which non-employee directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value. Participating directors may elect to receive such shares currently or on a deferred basis in accordance with the terms of the plan.

We pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board and committee meetings and at other meetings to transact business of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders (2)	6,370,000	(3)	$9.88	(4)	735,620
Equity compensation plans not approved by stockholders	—		—		—
Total	6,370,000		9.88		735,620

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal 2004 Stock Plan (the “2004 Plan”). We terminated the 2004 Plan on June 6, 2008 in connection with the adoption of the 2008 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination remain outstanding in accordance with their terms.

(3)	Consists of 6,235,000 shares of common stock underlying outstanding options and 135,000 shares of common stock underlying restricted stock units.

(4)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 135,000 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest and following any applicable deferral, without any cash consideration or other payment required for such shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Structure

Our Bylaws provide that the number of directors which shall constitute the whole Board initially shall be seven, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board. The Board sets the number of directors annually prior to the Annual Meeting. Until recently our Board consisted of seven members; however, Mr. Whitt, whose term otherwise would have expired at the Annual Meeting, resigned to take a position as our Senior Vice President, Corporate Development, effective as of April 4, 2011. Concurrently with Mr. Whitt’s resignation, the Board determined to reduce the size of the Board to six members effective as of the date of Mr. Whitt’s resignation. Our Board believes that the addition of another independent director to the Board may be in the best interests of our stockholders and may enhance corporate governance and the effectiveness of our Board generally. Accordingly, the nominating and corporate governance committee, in conjunction with the full Board, is set to initiate a search for a new independent director, although we cannot give you any assurances as to whether and when a new member will be appointed. If and when an appropriate candidate is identified, our Board expects to increase its size to seven directors and appoint the new member to the class of directors whose terms expire at the 2014 Annual Meeting.

The directors are divided into three classes. Each director serves a term of three years. At each annual meeting, the term of one class expires. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The nominee presented below, if elected, will serve as a director until the 2014 Annual Meeting and until he is succeeded by another qualified director, resigns or is removed from the Board. The nominee listed below has given his consent to be named as a nominee for election and has indicated his intention to serve if he is elected. The Board does not anticipate that the nominee will not be able to serve as a director, but in the event that the nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to further reduce the size of the Board.

The Nominee

The class of directors with a term expiring at this annual meeting consists of one director – David Carlick. Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Mr. Carlick for re-election to the Board as a director. If elected, Mr. Carlick would serve a three-year term expiring at our 2014 Annual Meeting and when his successor is duly elected. Biographical information on the nominee is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding the nominee and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships between the nominee and any of our directors or officers.

Name	Age	Position
Zorik Gordon	39	Director, President and Chief Executive Officer
Alan Salzman (2)(3)	57	Director and Chairman
David Carlick (1)(2)	61	Director/Director Nominee
Robert Dykes (1)(3)	61	Director
James Geiger (1)(2)	52	Director
Habib Kairouz (3)	44	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Director Biographical Information

Nominee for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

David Carlick has served on our Board since 2004. Mr. Carlick currently serves as a Venture Partner with Rho Capital Partners, an investment and venture capital management company. From 1999 to 2008, he served in various positions at VantagePoint Venture Partners, most recently as Venture Partner. Prior thereto, Mr. Carlick held various positions with PowerAgent, an opt-in marketing and consumer privacy company, and Poppe Tyson, an advertising agency and interactive marketing firm. In 1995, while at Poppe Tyson, Mr. Carlick co-founded DoubleClick, which provides on-line marketing services. Mr. Carlick currently serves as a director of the Grocery Shopping Network, a private company that provides digital grocery advertising network, promotion and planning solutions, TouchTunes Interactive Networks, a private company in the digital out-of-home advertising and entertainment market, Mediasmith, a privately held digital advertising media agency, Effective Measures, a privately held company providing analytics and insight to advertisers and publishers on web traffic in the Southwest Asia, Middle East and North African markets, and Thoughtful Media Group, a private company that produces branded video content globally. He has previously served as a director of Intermix Media, a publicly held online advertising and direct marketing company, Ask Jeeves, a publicly held search engine company and International Network Services, a publicly held company that provides network consulting services and business solutions. Mr. Carlick holds a Bachelor of Science degree in business with an accounting emphasis from San Jose State University. Our Board has concluded that Mr. Carlick should serve on the Board, the compensation committee and the audit committee based on his experience in the online marketing and new media industries, his experience in finance, his general expertise in business and accounting, his financial literacy and his prior directorships with start-up and public companies.

The Board unanimously recommends that you vote “FOR” the nominee for director presented above.

Our Bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the nominee receiving the highest number of “for” votes, is sufficient to elect a director. Abstentions will have no effect in determining which nominee received a plurality of votes cast because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

James Geiger has served on our Board since 2007. Mr. Geiger is the founder of Cbeyond, a public company that provides Voice over Internet Protocol-based managed services, and has served as its Chairman, President and Chief Executive Officer since its inception in 1999. Prior thereto, Mr. Geiger held various positions with Intermedia Communications, FiberNet, a metropolitan area network provider, Frontier Communications, a provider of telecommunications services, and Price Waterhouse (now PricewaterhouseCoopers), a professional services firm. Mr. Geiger currently serves on the boards of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Hands On Network, a national volunteer organization that promotes civic engagement in communities. Mr. Geiger holds a Bachelor’s degree in accounting and pre-law from Clarkson University. Our Board has concluded that Mr. Geiger should serve on the Board, the compensation committee and the audit committee, and previously the nominating and corporate governance committee, based on his experience in the technology and advertising sectors, including his experience managing a public technology company, as well as his financial literacy.

Habib Kairouz has served on our Board since 2007. Mr. Kairouz is a Managing Partner of Rho Capital Partners, an investment and venture capital management company, which he joined in 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leverage buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz previously served on the board of directors of iVillage Inc., a publicly-held media company that operates a community website for women, and currently serves on the board of directors of Bluefly, Inc., a publicly-held online retailer, IntraLinks, a global provider of software-as-a-service solutions for securely managing content, exchanging business information and collaborating within and among organizations, and a number of privately-held companies. Mr. Kairouz holds a Bachelor of Science degree in engineering from Cornell University and a Master of Business Administration in Finance from Columbia University. Mr. Kairouz serves as the Board nominee of Rho Capital Partners, one of our investors. In addition, our Board has concluded that Mr. Kairouz should serve on the Board and the nominating and corporate governance committee, and previously the audit committee, based on his experience in working with and holding directorships with technology companies, his experience in finance and mergers and acquisitions and his financial literacy.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Zorik Gordon, one of our founders, has served as our President and Chief Executive Officer, as well as a member of our Board, since 2003. From 1999 to 2003, Mr. Gordon served as Chief Executive Officer and Vice President, Corporate Development for WorldWinner, a provider of prize-based tournaments in online games. Mr. Gordon previously founded Jackpot.com, which grew to become the Connexus Corporation, an online marketing company. Our Board has concluded that Mr. Gordon should serve on the Board based on his deep knowledge of ReachLocal gained from his positions as one of our founders and Chief Executive Officer.

Alan Salzman has served on our Board since 2007 and has been Chairman since 2009. Mr. Salzman is the co-founder of VantagePoint Venture Partners, a venture capital firm specializing in multi-stage investing, and has served as its Chief Executive Officer and Managing Partner for more than the past five years. Mr. Salzman previously held a faculty appointment for more than 10 years as an Adjunct Professor of Venture Capital and Entrepreneurial Companies at Stanford Law School. Mr. Salzman holds a Bachelor of Arts degree from the London School of Economics and the University of Toronto, a Juris Doctor degree from Stanford Law School, and a Master of Laws degree in international business from Vrije Universiteit Brussels. Our Board has concluded that Mr. Salzman should serve on the Board, the compensation committee and the nominating and corporate governance committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his experience in finance and mergers and acquisitions, his financial literacy and, as one of our early stage investors, his deep knowledge of ReachLocal.

Robert Dykes has served on our Board since 2008. Mr. Dykes currently serves as the Senior Vice President and Chief Financial Officer of VeriFone, a provider of secure electronic payment solutions. Prior to joining VeriFone, Mr. Dykes was the Chairman and Chief Executive Officer of NebuAd, a provider of targeted online advertising networks, from 2007 to 2008. Prior to NebuAd, Mr. Dykes served as Executive Vice President of Business Operations and Chief Financial Officer of Juniper Networks, a provider of network infrastructure, from 2005 to 2007. Before joining Juniper Networks, Mr. Dykes served as Chief Financial Officer and President, Systems Group, of Flextronics International, a provider of design and electronics manufacturing services, from 1997 to 2004. Prior thereto, Mr. Dykes served as Executive Vice President of Worldwide Operations and Chief Financial Officer of Symantec Corporation. Mr. Dykes holds a Bachelor of Commerce and Administration from Victoria University, New Zealand. Our Board has concluded that Mr. Dykes should serve on the Board, the audit committee and the nominating and corporate governance committee based on his corporate management experience, his financial literacy and his experience with the use of technology in advertising.

Director Not Continuing in Office

Jason Whitt served on our Board from 2008 to April 2011. From 2005 to April 2011, Mr. Whitt focused on digital media and Internet, software and services and consumer-oriented technology investments at VantagePoint Venture Partners, where he served as a Principal. Prior to that, Mr. Whitt was employed at Cisco Systems, a supplier of networking equipment and network management for the Internet, in its Corporate Development group, where he was responsible for acquisitions, venture investing and corporate strategy. Mr. Whitt holds a Bachelor of Science and a Master of Business Administration from Stanford University. Our Board previously concluded that Mr. Whitt should serve on the Board based on his knowledge of technology investments and Internet services, his experience working with and as a director of technology companies, his experience in mergers and acquisitions, his financial literacy and his general business experience. As discussed above, Mr. Whitt, whose term would have otherwise expired at the Annual Meeting, resigned from the Board to take a position as our Senior Vice President Corporate Development, effective as of April 4, 2011. Our Board gratefully acknowledges the service of Mr. Whitt on the Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Grant Thornton LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2011. This appointment will continue at the discretion of the audit committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the audit committee will consider that fact when it selects our independent auditor for the following fiscal year.

Grant Thornton LLP has served as our independent registered public accounting firm since 2007, and one or more representatives of Grant Thornton LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the ratification of the selection of Grant Thornton LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section above, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 19. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs reward corporate and individual performance and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key elements of our executive compensation program. We urge our stockholders to review the “Compensation Discussion & Analysis” and “Executive Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance. We believe that a significant portion of our executives’ compensation should be variable, at-risk and tied to performance. Our cash bonus program rewards short-term performance based on our compensation committee’s evaluation of company and individual performance. Key measures in assessing performance include, without limitation, revenue, adjusted EBITDA and the execution against strategic initiatives and overall performance of ReachLocal compared to new and existing competitors.

We believe that our compensation programs strongly align our executives’ interests with those of our stockholders. We place a strong emphasis on the use of equity awards as a key component of our compensation program. We believe that equity awards reward long-term performance and align the interests of management with those of our stockholders. We have used stock options as a key equity incentive vehicle because our executives are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, which provides meaningful incentives to our executives to achieve increases in the value of our stock over time. As a result, stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these awards to our future performance.

In addition to linking compensation value to stockholder value, stock options generally require continued service over a multi-year period (typically four years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We maintain strong governance standards and best practices for our compensation programs. As part of its commitment to strong corporate governance and best practices, our compensation committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no other services to us in 2010 other than those provided directly to or on behalf of the compensation committee. In addition, our compensation committee has adopted an insider trading policy.

Our compensation committee meets frequently to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is so important to our business. In conducting its compensation program reviews, our compensation committee relies not only on its significant collective experience, but also considers data and advice from our independent compensation consultant. We believe that the severance protections we provide to our named executive officers (e.g., “double trigger” cash severance provisions) are limited and well within market norms. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments.

Recommendation

As an advisory vote, this proposal will not bind our company. However, our compensation committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders, including those expressed through the vote on this proposal. The compensation committee will consider the outcome of this vote in making future compensation decisions for our named executive officers.

Accordingly, we will present the following say-on-pay resolution for vote at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of ReachLocal, Inc. approve, on an advisory basis, the compensation of ReachLocal’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in this proxy statement.”

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of our executive compensation program as presented in this proxy statement.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of the say-on-pay vote.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF PRESENTATION OF EXECUTIVE COMPENSATION PROGRAM FOR AN ADVISORY VOTE OF STOCKHOLDERS

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote.

•

Our executive compensation programs are designed to support long-term value creation. A triennial vote will allow stockholders to better judge our compensation programs in relation to our long-term performance.

•

A triennial vote will provide our compensation committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote.

•	A triennial vote will allow for any changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs.

•

Less frequent say-on-pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders, and is less burdensome to such stockholders than a more frequent vote.

Recommendation

Based on the factors discussed, our Board recommends that future say-on-pay votes occur every three years until the next frequency vote. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following say-on-pay frequency options: every one year, every two years or every three years, or to abstain from voting.

The Board of Directors unanimously recommends that you vote for every THREE YEARS as the frequency for the presentation of an advisory vote on our executive compensation programs.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of this vote. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. This vote is advisory, and therefore not binding on our company, our compensation committee or our Board. Although the vote is non-binding, our Board values the opinions of our stockholders and will take into account the outcome of the vote when considering how frequently we should conduct a say-on-pay vote going forward. However, because this vote is advisory and not binding on our company or our Board, our Board may decide that it is in our company’s and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS

Since January 1, 2010, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock or entities affiliated with them, had or will have a direct or indirect material interest, other than in the transactions described below.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Participation in the Initial Public Offering

Rho Ventures V, L.P. and its related funds, or together Rho Ventures, as of April 21, 2011, beneficially owned 11.81% of our outstanding common stock. Habib Kairouz, a member of our Board, is a Managing Partner of Rho Capital Partners, an affiliate of Rho Ventures, and David Carlick, another member of our Board and a director nominee, serves as a Venture Partner with Rho Capital Partners. Rho Ventures purchased 307,692 shares of our common stock in our initial public offering which was consummated on May 25, 2010.

Shares Sold and Purchased by Insiders

We have granted stock options to our executive officers and certain of our directors. For a description of these options, see “Executive Compensation Tables — Grants of Plan-Based Awards in 2010” above.

Other Transactions

On February 22, 2010, as part of the consideration we paid in the SMB:LIVE acquisition, we paid Alex Hawkinson an initial cash payment of $1,058,753 in exchange for 4,422,706 shares of SMB:LIVE. On February 22, 2011, he received 45,679 shares of our common stock in connection with the SMB:LIVE acquisition. Mr. Hawkinson is also eligible to receive up to an additional 139,258 shares of our common stock upon the satisfaction of certain employee retention objectives set forth in the SMB:LIVE acquisition agreement. Mr. Hawkinson was our General Manager, Digital Presence until February 2011 and is currently serving as our Chief Product Officer.

On February 22, 2010, as part of the consideration we paid in the SMB:LIVE acquisition, we paid Jeffrey Hagins an initial cash payment of $142,000 in exchange for his shares of SMB:LIVE. On February 22, 2011, he received 6,126 shares of our common stock in connection with the SMB:LIVE acquisition. Mr. Hagins is also eligible to receive up to an additional 18,678 shares of our common stock upon the satisfaction of certain employee retention objectives set forth in the merger agreement. Mr. Hagins has been our Chief Technology Officer since October 2010.

On February 22, 2010, as part of the consideration we paid in the SMB:LIVE acquisition, we paid to Mural Ventures Corporation (“Mural”), an entity for which Alex Hawkinson is a director and the majority stockholder and Jeffrey Hagins is a director and an owner of approximately 13% of its capital stock, an initial cash payment of $224,886 in exchange for 939,412 shares of SMB:LIVE. On February 22, 2011, Mural received 9,702 shares of our common stock in connection with the SMB:LIVE acquisition. Mural is also eligible to receive up to an additional 29,579 shares of our common stock upon the satisfaction of certain employee retention objectives set forth in the SMB:LIVE acquisition agreement.

On February 22, 2010, in connection with the Acquisition, we assumed a sublease of office space in Reston, Virginia between SMB:LIVE and Mural. Pursuant to the terms of the sublease, we will pay a total of approximately $300,000, at a rate of $12,000 per month, over the term of the sublease to Mural. Unless otherwise terminated earlier pursuant to its terms, the sublease terminates on March 31, 2012.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000.

Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities of our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

All related party transactions described in this section that occurred prior to the consummation of our initial public offering on May 25, 2010 were not subject to the approval and review procedures described above. However, such transactions were reviewed and approved by our Board, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors. All other related party transactions described above were subject to the approval and review procedures described above.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports detailing ownership and changes in ownership with the SEC. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2010 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met.

Stockholder Proposals for Inclusion in the 2012 Proxy Statement

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2012 annual meeting under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than January 15, 2012. Proposals should be sent to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Other Proposals and Stockholder Nominations for Director

Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 16, 2012 and no later than March 17, 2012; provided that if the date of the annual meeting is earlier than May 16, 2012 or later than August 14, 2012, you must give notice not earlier than the 120th day and not later than the 90th day prior to such annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2012 annual meeting is increased and there is no public announcement by us naming all of the nominees for director at least 100 days prior to June 15, 2012, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2012 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2012 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws. You may write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367, to deliver the notices discussed above and to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367 or contact us by telephone at 818-274-0260.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Report of the Audit Committee nor the Report of the Compensation Committee will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which includes certain financial information about ReachLocal, is enclosed together with this proxy statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by directing written requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on our website, http://www.reachlocal.com.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Adam F. Wergeles Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

REACHLOCAL, INC.

June 15, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.reachlocal.com/annuals.cfm
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■ 10030304000000000000 9	061511

The Board Recommends a Vote “FOR” the nominee for director named in Proposal 1,

“FOR” Proposals 2 and 3 and “3 YEARS” for Proposal 4

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. Election of Director: NOMINEE: ☐ FOR THE NOMINEE David Carlick	2. Ratification of the selection of Grant Thornton LLP as independent auditors of ReachLocal for the fiscal year ending December 31, 2011.		☐	☐	☐
			FOR	AGAINST	ABSTAIN
☐ WITHHOLD AUTHORITY FOR THE NOMINEE	3. Advisory vote to approve the compensation of our named executive officers, as described in the proxy materials.		☐	☐	☐
		3 years	2 years	1 year	ABSTAIN
	4. Advisory vote on the frequency of future votes on our executive compensation.	☐	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2010 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                         ¢

REACHLOCAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited by the Board of ReachLocal, Inc. for use at the Annual Meeting of Stockholders of ReachLocal, Inc. to be held on Wednesday, June 15, 2011 (the “Annual Meeting”).

This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted: (a) ‘‘FOR’’ the election of the nominee for director named in Proposal 1 and (b) in accordance with the recommendations of the Board on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Zorik Gordon and Michael Kline, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

(Continued and to be signed on the reverse side)

¢	14475 ¢